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                           NCI BUILDING SYSTEMS, INC.

                                AMENDMENT NO. 3

                                       TO

                         NONQUALIFIED STOCK OPTION PLAN

                                 March 6, 1996


         On December 16, 1995, the Board of Directors of NCI Building Systems, Inc., a Delaware corporation (the "Company"), adopted the following Amendment to its Nonqualified Stock Option Plan (the "Plan") and, on March 6, 1996, the stockholders of the Company approved the amendment:

         1. The first sentence of Section 4 of the Plan is amended to read in its entirety as follows:

                 "The Committee may not grant options under the Plan for more than 1,550,000 shares of Common Stock of the Company, but this number may be adjusted to reflect, if deemed appropriate by the Board, any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company."

         2. Any reference to the "Plan" in the Company's Nonqualified Stock Option Plan, as amended and restated as of February 5, 1992, shall be deemed to be a reference to the Plan, as amended by Amendment No. 1, Amendment No. 2, and this Amendment No. 3.